Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 10, 2023, except for Note 2, for which the date is April 16, 2024, relating to the consolidated financial statements of Hepion Pharmaceuticals, Inc. (the Company), which is incorporated by reference in the Registration Statement on Form S-1 (No. 333-284052), as amended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/BDO USA, P.C.

Woodbridge, New Jersey

January 21, 2025